UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13710 FNB Parkway Omaha, Nebraska	68154-5200
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 290-2772

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 19, 2009, TC PipeLines Intermediate Limited Partnership ("TCILP"), a wholly-owned subsidiary of TC PipeLines, LP (the "Partnership"), entered into a definitive agreement (the "Purchase Agreement") with Gas Transmission Northwest Corporation ("GTNC"), to acquire the 100% interest in North Baja Pipeline, LLC (the "North Baja Interest") for a total purchase price of between $270 million and $280 million (the "Acquisition").  GTNC is an indirect, wholly-owned subsidiary of TransCanada Corporation ("TransCanada"), which is the parent company of TC PipeLines GP, Inc., the sole general partner of the Partnership (the "General Partner").  The Acquisition is expected to close by the end of the second quarter of 2009, subject to the termination or expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

The North Baja Pipeline System is an 80-mile natural gas pipeline that extends from Southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico.  North Baja consists of 30 and 36-inch diameter pipeline with a capacity of 600 million cubic feet per day and is underpinned by long-term contracts extending, on average, to 2026.

TCILP will initially pay $270 million upon the closing of the Acquisition.  In the event that GTNC completes an expansion of the pipeline from the Mexico/Arizona border to Yuma City, Arizona (the "Yuma Lateral"), by June 30, 2010, TCILP will pay GTNC up to an additional $10 million for the expansion, which amount shall be determined using a formula that is based on transportation service agreements to be entered into in connection with the expansion.

The Partnership intends to fund the Acquisition by (i) drawing up to $200 million on the Partnership's $250 million senior revolving credit facility, which currently has no outstanding borrowings, and (ii) selling $80 million in limited partner interests and general partner interests in the Partnership and in TCILP.  The sale of the Partnership and TCILP interests will consist of the (i) sale of 2,609,680 newly issued, unregistered common units representing limited partner interests in the Partnership to TransCan Northern Ltd., an indirect, wholly-owned subsidiary of TransCanada, at a price per common unit of $30.042 for an aggregate amount of approximately $78.4 million pursuant to the terms of a common unit purchase agreement to be entered into immediately prior to the closing of the Acquisition, (ii) issuance of an additional general partner interest in the Partnership for $791,919.20 to the General Partner, which is required to maintain the General Partner's 1% general partner interest in the Partnership, and (iii) issuance of an additional general partner interest in TCILP for $808,080.80 to the General Partner.

Amendment to Partnership Agreement

The Acquisition is contingent upon the completion of an exchange agreement between the General Partner and the Partnership to be entered into immediately prior to the closing of the Acquisition (the "Exchange Agreement").  Pursuant to the terms of the Exchange Agreement, the Partnership will issue 3,762,000 of its common units to the General Partner and provide for revised incentive distribution rights available to the General Partner (the "Revised IDRs") in exchange for the cancellation of the current incentive distribution rights available to the General Partner (the "Current IDRs") under the Amended and Restated Agreement of Limited Partnership of the Partnership (the “IDR Transaction” and together with the Acquisition, the “Transactions”).  The Revised IDRs will eliminate the 50 percent distribution threshold and reset the incentive distribution rights to two per cent.  The distribution levels of the Revised IDRs will increase to 15% and be capped at 25% when quarterly distributions increase to $0.81 and $0.88 per common unit or $3.24 and $3.52 per common unit on an annualized basis, respectively.  The current quarterly distribution level is $0.705 per common unit or $2.82 on an annualized basis.  In connection with the completion of the Exchange Agreement, the Partnership's Amended and Restated Agreement of Limited Partnership will be amended to eliminate the Current IDRs and replace them with the Revised IDRs.

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Relationships

Following the closing of the Acquisition and after giving effect to the transactions contemplated under the Purchase Agreement and Exchange Agreement, TransCanada and its affiliates will own 17,084,831 common units, representing an aggregate  40.6% limited partner interest in the Partnership.  In addition, the general partner will own an aggregate two per cent general partner interest in the Partnership through which it manages and operates the Partnership. As a result, TransCanada’s aggregate ownership interest in the Partnership will be 42.6% by virtue of its indirect ownership of the general partner and 40.6% aggregate limited partner interest.

The conflicts committee of the board of directors of the General Partner, which is comprised entirely of independent directors, unanimously recommended approval of the Transactions.  The conflicts committee retained independent legal and financial advisors to assist it in evaluating and negotiating the Transactions.  The board of directors of the General Partner unanimously approved the terms of the Transactions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified by the Purchase Agreement.  That agreement is attached as an exhibit to this Form 8-K.

Item 7.01	Regulation FD Disclosure.

The Partnership’s press release regarding the entering into of the Purchase Agreement is attached as an exhibit to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

2.1    Agreement for Purchase and Sale of Membership Interest, dated May 19, 2009, by and between Gas Transmission Northwest Corporation and TC PipeLines Intermediate Limited Partnership.

99.1          Press Release dated May 20, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP By: TC PipeLines GP, Inc., Its general partner
Date: May 20, 2009	By:	/s/ Amy W. Leong
Amy W. Leong
Principal Financial Officer and Controller

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